Exhibit 10.20

Certain identified information marked with [***] has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

LICENSE AGREEMENT

This AGREEMENT is entered into by and between the UNIVERSITY OF MARYLAND, a constituent institution of the University System of Maryland, itself a public agency and instrumentality of the State of Maryland, U.S.A., (hereinafter referred to as “UMD”), through its Office of Technology Commercialization (“OTC”) having a principal place of business at 2130 Mitchell Building, 7999 Regents Dr., College Park, MD 20742, Duke University, a private institution of higher education (hereinafter referred to as “Duke”), having a principal place of business at Durham, NC 27710, and ionQ, a corporation organized under the laws of the State of Delaware (hereinafter referred to as “Licensee”) and having a principal place of business at 10206 Brightsone Place, Ellicott City, MD 21042.

Background: UMD, Duke, and the University of British Columbia (“UBC”) each own an undivided joint interest in and to the inventions that are the subject of [***]. Licensee wishes to obtain an exclusive right and license in Duke’s and UMD’s interests in the Patent Rights and Duke and UMD wish to grant such a license. In consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1.00	DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings given below:

1.01. “Affiliate” shall mean any legal entity that controls, is controlled by or is under control of Licensee where controlled means (a) beneficial ownership of at least 50% of the voting securities of a legal entity with voting securities or (b) at least 50% interest in the net assets or profits of a legal entity without voting securities.

1.02. “Calendar Year” shall mean the twelve-month period as measured from January 1 to December 31.

1.03. “Effective Date” shall mean the date of last signature below.

1.04. “Field” shall mean all fields relating to ion trap quantum computing.

1.05. “First Commercial Sale” shall mean [***].

1.06. “Interinstitutional Agreement” or “IIA” shall mean the agreement entered into by and between Duke and UMD under which UMD is authorized to take certain actions on behalf of both Universities (defined below in 1.15) under this License Agreement.

1.07. “Internal Non-Commercial Purposes” shall mean the use of Licensed Inventions or Patent Rights in support of academic research, teaching, and other not-for-profit scholarly activities, and excluding use of Licensed Inventions and/or Patent Rights to perform services for a fee or to produce or manufacture products for sale to third parties.

1.08. “Know-How Rights” shall mean any information and documentation in tangible form in the possession of UMD that relate primarily to the design, creation of software for, manufacturing and testing of Licensed Products and components thereof in the Field of Use.

1.09. “Licensed Inventions” shall mean the inventions described in [***], and the related detailed descriptions and any future inventions added to this Agreement by the Parties.

1.10. “Licensed Products” shall mean any products, methods, processes, services, or software that, in the absence of the license granted in this Agreement, would, in whole or in part, constitute an infringement of any claim within the Patent Rights, or the manufacture, use, importation, sale, or offer for sale of which, absent the license granted in this Agreement, constitutes an infringement of any claim within Patent Rights.

1.11. “Other Licensed Invention” shall mean the inventions described in [***] and the related detailed descriptions and any Patent Rights related thereto, as further described in Exhibit B.

1.12. “Patent Rights” shall mean UMD’s and Duke’s rights in (a) the patent applications and patents listed in Exhibit A encompassing the Licensed Inventions, as Exhibit A may be amended from time to time in accordance with Section 2.10.2, (b) any non-provisional patent application that claims priority to any provisional patent application referenced in clause (a), (c) all divisionals, continuations, substitutions, renewals, reissues, reexaminations and extensions claiming priority to the patent applications identified in clauses (a) or (b), (c) any patents issuing thereon from (a) and/or (b) in the US or anywhere else throughout the world, and (d) continuation-in-part applications and any patent issuing thereon in the US and anywhere else throughout the world but only to the extent the claims thereof are entirely supported in the patent applications identified in clauses (a) through (c) or for which the new subject matter is funded by Licensee.

1.13. “Sublicensee” shall mean any third party to whom Licensee has granted some or all of the rights licensed to Licensee under Section 2. A third party whom Licensee has authorized to sell Licensee-branded Licensed Products on behalf of Licensee is an agent of Licensee, not a Sublicensee.

1.14. “Territory” shall mean the World.

1.15. ”Universities” shall mean UMD and Duke.

2.00	LICENSE

2.01. Subject to Sections 2.03 through 2.06 below, Universities hereby grant to Licensee and its Affiliates and Licensee hereby accepts from Universities an exclusive, nontransferable (except as provided for in this Agreement), nonassignable (except as provided for in this Agreement) right and license to the Universities’ undivided joint interests in the Licensed Inventions and Patent Rights to make, have made, use, sell, have sold, offer for sale, and import Licensed Products in the Field within the Territory. Subject to Sections 2.03 through 2.06 below, Universities hereby grant to Licensee and its Affiliates and Licensee hereby accepts from Universities a non-exclusive (but for the rights [***] and the [***] may have by agreements), nontransferable (except as provided for in this Agreement), non-assignable (except as provided for in this Agreement) right and license to the Universities’ interest in the Know-How Rights and UMD’s interest in Other Licensed Invention to make, have made, use, sell, have sold, offer for sale, and import Licensed Products in the Field within the Territory. UMD agrees that it shall not grant any licenses to the Other Licensed Invention other than those granted as of the Effective Date of this Agreement.

2.02. The license granted under Section 2.01 includes the right to grant sublicenses to third parties, with the right to grant further sublicenses, subject to the following conditions:

2.02.1. Licensee shall develop and furnish to Universities for its review a template of the sublicense Licensee intends to issue to Sublicensees. The terms of any sublicense shall be as protective of the Universities as this Agreement and shall comply with the provisions of this subsection 2.02.

2.02.2. Licensee shall provide the name, contact information and address of every Sublicensee within thirty (30) days of the date each sublicense becomes effective and shall notify UMD of all terminations of sublicenses within [***] of their effective date of termination.

2.02.3. Licensee shall furnish a true and correct copy of each sublicense and any amendments upon UMD’s request no more than once per Calendar Year. Each such copy shall be considered Confidential Information of Licensee and treated as such under the terms of this Agreement unless doing so would be inconsistent with the Maryland Public Records Act.

2.02.4. All sublicenses shall state that the sublicense shall terminate automatically and immediately upon the termination of this Agreement and all rights granted under the sublicense shall revert to Universities unless a Sublicensee notifies UMD that the Sublicensee desires to negotiate its own sublicense with UMD on substantially similar terms to the sublicense.

2.02.5. Licensee shall be responsible for the activities of all Sublicensees as if all such activities were carried out directly by Licensee.

2.03. The license granted under Section 2.01 and any sublicense granted by Licensee under the authority of Section 2.02 shall be subject to compliance with 35 U.S.C. § 204, requiring Licensed Products used or sold in the United States to be manufactured substantially in the United States, unless Licensee obtains a written waiver from the United States government.

2.04. The grant of exclusivity under Section 2.01 and any exclusive sublicense granted under Section 2.02 is limited by and subject to the right of the Universities , their employees, officers, agents and students to use Licensed Inventions, Other Licensed Inventions, and Patent Rights (a) to seek funds for additional research from third parties, (b) for Internal Non-Commercial Purposes, and (c) to grant government agencies, research universities, and not-for-profit funding sources non-exclusive licenses to use and practice Licensed Inventions and Patents Rights in support of Internal Non-Commercial Purposes. Any exclusive sublicense granted by Licensee in accordance with Section 2.02 shall also be subject to these rights.

2.05. The Universities reserve for themselves and their employees and students (the “Publishers”) the right to publish information included in the Patent Rights, Other Licensed Inventions, and Licensed Inventions. In the event the Publishers wish to make any such publication, UMD shall provide Licensee, at least [***] prior to the first submission, publication or presentation, a copy of the abstract, paper or manuscript for review and comment. Licensee’s review shall be completed within [***] of its receipt of the manuscript and shall be limited to a determination of whether any Confidential Information owned by Licensee is disclosed by the publication and whether Licensee desires to have such information deleted or to seek patent protection for the information prior to publication. In the latter case, publication may be delayed up to [***] after receipt of written notice from Licensee that it is filing for patent protection. In the former case, the author shall promptly remove any Confidential Licensee Information from the abstract, paper or manuscript. If Licensee does not desire to have such information deleted or to seek patent protection, License shall immediately notify the Publishers upon conclusion of the review period. Any delay in publication shall conform to the University of Maryland Policy on Classified and Proprietary Work, as approved and periodically amended by the Board of Regents. The author of any publication shall have the final right and authority to determine the scope and content of a publication, subject only to Licensee’s limited right of review for inclusion of Confidential Licensee Information.

2.06. Licensee understands and agrees that if the [***] has funded research, during the course of which any Licensed Inventions or Patent Rights were conceived or developed, the ***] is entitled, as a matter of right, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced those Licensed Inventions, Other Licensed Inventions, or Patent Rights for governmental purposes, in accordance with the provisions of [***].

2.07. Nothing in this Agreement confers or shall be construed to confer any rights upon Licensee by implication, estoppel or otherwise to any inventions or patent rights other than those expressly granted under this Agreement, regardless of whether such inventions or patent rights are dominant or subordinate to Licensed Inventions, Other Licensed Inventions, or Patent Rights.

2.08. In the event Licensee or its Affiliates have not made a First Commercial Sale within [***] of the Effective Date, the Universities, upon mutual agreement, shall have the right to convert the exclusive license granted under Section 2.01 to a nonexclusive license in the Field within the Territory, effective upon Licensee’s receipt of written notice of the same. All other provisions of this Agreement, excluding Sections 2.02, shall remain in effect.

2.09. In the event Licensee, either directly or through its Affiliates, or its Sublicensees, ceases or fails to sell Licensed Products for a period in excess of [***] consecutive years after the First Commercial Sale, the Universities, upon mutual agreement, shall have the right to convert the exclusive license granted under Section 2.01 to a nonexclusive license in the Field within the Territory, effective upon Licensee’s receipt of written notice of the same. In the event Licensee, either directly or through its Affiliates or its Sublicensees, ceases or fails to sell Licensed Products for a period in excess of [***] consecutive years after the First Commercial Sale, the right and license granted to Licensee under Section 2.01 and 2.02 shall immediately cease, all rights granted therein shall automatically revert to the Universities, and the provisions of Sections 12.06, 12.07 and 12.08-12.10 shall become effective.

2.10. The parties acknowledge and agree that significant basic research needs to be done before a Licensed Product may be developed and the Licensee will be relying on Universities to perform some of that basic research.

2.10.1. The parties acknowledge and agree that any such basic research must satisfy the policies of both Universities regarding conflicts of interest and use of their facilities by third parties, including Licensee.

2.10.2. The parties anticipate that inventions and copyrighted works will be conceived, reduced to practice or developed in the course of conducting such basic research after the Effective Date of this Agreement (“Future Licensable IP”). Licensee will have executed an Option Agreement with each University under which each University will separately grant Licensee an exclusive option during the term of the Option Agreement to obtain a worldwide exclusive license, with the right to sublicense, in and to such University’s rights in such Future Licensable IP. On the occasion that Licensee exercises its option, this Agreement shall be amended to add the Future Licensable IP to the Licensed Inventions and/or Patent Rights at which time such Future Licensable IP shall become subject to all the terms and conditions of this Agreement.

3.00	LICENSEE DUE DILIGENCE

3.01. Subject to Section 2.10, Licensee shall use reasonable commercial efforts to introduce, manufacture, market and/or sell Licensed Products in the Field and Territory as soon as commercially practicable after technology reaches a stage that is it ready for commercial development.

3.02. Licensee agrees to and warrants that it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Patent Rights and to develop Licensed Products for sale in the commercial market and that it so intends to develop Licensed Products for the commercial market.

3.03. Beginning in the first Calendar Year after the Option Period as defined in the Option Agreements with each party has expired and continuing each year thereafter, Licensee shall submit a development plan to UMD on or before the anniversary of the year after the Option Period has expired and continuing each year thereafter until the First Commercial Sale. The Development Plan will specify the activities Licensee expects to undertake in the upcoming year to commercialize Licensed Products (the “Development Plan”). UMD reserves the right to request that Licensee furnish certain records relating to its development activities to UMD and/or to audit Licensee’s records itself under the provisions of Section 6.03 If UMD and Licensee agree that said Development Plan is reasonable, Licensee shall take all reasonable steps to meet the development program as set forth therein.

3.04. Licensee further warrants and agrees to meet the following specific milestones:

3.04.1. Licensee will hire a qualified Chief Executive Officer (“CEO”) within twelve (12) months of the Effective Date. For the purposes of this Agreement, “Qualified CEO” shall refer to and mean an individual having the experience and expertise sufficient to serve as the CEO of Licensee and/or other similar companies in the advanced computing industry.

3.04.2. Licensee will obtain at least [***] in equity financing before (or upon) the Effective Date.

3.04.3. Licensee will obtain at least [***] in equity financing within five (5) years of the Effective Date.

3.04.4. Such other milestones as are set forth in the Development Plan.

4.00	CONSIDERATION

4.01. Issuance of Equity Interest. Licensee agrees to issue: (a) to UMD 23,647 shares of common stock of the Licensee and (b) to Duke 11,647 shares of common stock of the Licensee (“Equity Interests”) within sixty (60) days of the Effective Date. These shares shall be handled as set forth in the stock issuance agreement, investor rights agreement and voting agreements (the “Equity Agreements”). Each University shall be deemed to have received Equity Interests regardless of whether it receives certificates or other documentation relating to the issuance of Equity Interests subject to UMD and Duke executing the Equity Agreements.

5.00	PAYMENTS AND REPORTS

5.01. UMD and Duke are exempt from the payment of income taxes under U.S. law. Licensee and its Sublicensees shall be liable for the payment of all taxes, assessments, or other charges of any kind that may be imposed by any government or any political subdivision of any government outside of the United States with respect to any amounts payable to UMD and Duke pursuant to this Agreement, subject to UMD and Duke providing upon request necessary documentation that it is exempt from the payment of such taxes. No such taxes, assessments or other charge shall be deducted from payments due UMD or Duke.

5.01.1. All payments due UMD hereunder shall be made by check or money order in U.S. dollars issued to “UNIVERSITY OF MARYLAND.” No payment will be returned or refunded unless it was paid in error. Payments will be mailed to Office of Technology Commercialization, 2130 Mitchell Bldg. 7999 Regents Drive, College Park, MD 20742. UMD has no obligation to provide an invoice. All payments due Duke hereunder shall be made by check or money order in U.S. dollars issued to “DUKE UNIVERSITY.” No payment will be returned or refunded unless it was paid in error. Payments will be mailed to Duke University, Office of Licensing and Ventures, BOX 90083, Durham, NC 27708, Attention: Agreement Manager. Duke has no obligation to provide an invoice.

5.01.2. Any payments not made when due and not being disputed in good faith will bear interest at the lower of (a) [***] or (b) [***] (“Late Payment Charge”). The Late Payment Charge shall be issued simultaneously with issuance of the late payment.

5.02. Accounting. Licensee shall submit on or before April 30 of each year:

5.02.1. An annual Business Report for the Calendar Year just ended that contains a consolidated balance sheet of the business, a consolidated statement of operations, and a consolidated statement of cash flows of Licensee and Affiliates, setting forth in each case in comparative form the figures from Licensee’s previous Calendar Year (if any). Licensee shall have a duty to submit this annual Business Report only while UMD holds equity in Licensee.

5.02.2. A written report presenting Licensee’s strategies, efforts and accomplishments during the Calendar Year just ended to commercialize Licensed Inventions and Patent Rights in the Field for each portion of the Territory and its strategies and plans for commercialization for the upcoming Calendar Year; provided, however, in any year where basic research is still occurring and a First Commercial Sale has not been made, such report will merely state that fact. Licensee shall provide UMD copies of product literature and/or advertisements once they are developed.

5.03. Capitalization Table. Licensee shall submit a detailed capitalization table evidencing Fully Diluted Shares, and all owners or holders thereof when it provides the Universities’ certificates to evidence their respective shares of common stock in Licensee.

6.00	RECORDS AND RECORDKEEPING

6.01. Licensee shall maintain and, to the extent it is relying on Sublicensees therefor, shall require its Sublicensees to maintain documentation evidencing that Licensee is in fact pursuing the commercialization of Licensed Products as required by this Agreement. Such documentation may include, but is not limited to, invoices for studies advancing the development of Licensed Products, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Department to obtain tax credit, if available, for research and development of Licensed Products.

6.02. All records required to be maintained under this Article shall be retained from the date of their creation until three (3) years after the expiration or termination of this Agreement.

6.03. Upon UMD’s written request, Licensee shall permit an independent accounting firm selected and paid for by UMD, and to whom Licensee has no reasonable objection, to examine Licensee’s books, ledgers and records of progress towards commercialization and those of its Affiliates and Sublicensees once each Calendar Year during regular business hours for the purpose of verifying any report, payment, or equity issued under this Agreement.

6.03.1. Any reports prepared by the firm shall only concern equity due and owing and progress toward commercialization.

7.00	PROTECTION OF INTELLECTUAL PROPERTY AND PATENTS

7.01. Confidential Information. Licensee understands and agrees that Know-How owned by each University constitutes proprietary and confidential information of each University. Universities understand and agree that certain information Licensee is required to disclose to them (including, without limitation, Sections 3.01, 5.02, 5.03 and 6) constitutes proprietary and confidential Licensee information. Collectively, confidential UMD, Duke, and Licensee information is referred to in this Section as “Confidential

Information.” Confidential Information may also include other information in written, oral, graphic, electronic or physical form that one party discloses to the other that that is not generally known to the public and concerns scientific knowledge, know-how, processes, inventions, techniques, formulae, products, data, plans, software, financial information, business plans, customer lists, and similar information provided the disclosing party clearly marks the information as confidential at the time it is disclosed in a tangible form or summarizes the information in a writing marked confidential and sent to the receiving party within ten days of an oral disclosure.

7.01.1. Confidential Information does not include information that (a) is or subsequently enters the public domain without a breach by the receiving party; (b) is known to the receiving party prior to its receipt from the disclosing party; (c) becomes known to the receiving party from a third party under no duty of confidentiality to the disclosing party; (d) is independently developed by the receiving party. Licensee and Duke acknowledge that UMD is subject to the Maryland Public Records Act. If UMD receives requests for information that qualifies as Confidential Information of another party, UMD will notify the other Party of the request, if legally permitted, so the other party may take actions to protect against its disclosure.

7.01.2. Each party shall use at least the same degree of care it uses to protect its own most valuable proprietary information to protect Confidential Information it receives from another party to protect against unauthorized access and release of that information. A party shall limit release of another party’s Confidential Information to those employees of the receiving party who need access in order to fulfill their obligations under this Agreement and are subject to obligations of confidentiality no less stringent than those set forth in this Agreement. A receiving party shall ensure that any document containing some or all of the other party’s Confidential Information shall be clearly identified as Confidential Information.

7.01.3. The obligations of confidentiality under this Section shall continue for a period of [***] after this Agreement expires or until the Confidential Information becomes known to the public, whichever is the first to occur.

7.02. Patent Applications on Inventions Owned Jointly by UMD and Duke or solely by UMD or Duke. As of the Effective Date, UMD has filed the U.S. patent applications set forth in Exhibit A.

7.02.1. When UMD and Duke are joint owners of a particular invention, one University shall take the lead regarding the filing, prosecution, defense and maintenance of such patent applications, in accordance with the I IA.

7.02.2. When one of the Universities is a sole owner of a particular Licensed Inventions, that University and Licensee shall jointly consider the filing of all patent applications relating to such solely owned Patent Rights or Licensed Invention and agree to cooperate to assure all patent applications adequately and accurately reflect, to the best of their knowledge, all items of commercial interest and importance.

7.02.2.1 When all inventors of a particular Licensed Invention or Other Licensed Invention are employees of one University, all patent filings related to that Licensed Invention or Other Licensed Invention will be made in the name of that University and, unless otherwise agreed to in writing, that University shall prepare, file, prosecute, maintain and defend all Patent Rights by patent counsel chosen by Licensee and approved by the University, which approval shall not be unreasonably withheld delayed or conditioned. Final decisions regarding any particular application or course of action during application, prosecution, maintenance or defense shall be reserved to the owning University.

7.02.2.2 Subject to Section 7.02.2, Licensee shall have reasonable opportunities to advise a single owning University regarding patent applications and Patent Rights; will cooperate with that University in the filing, prosecution, maintenance and defense of each application or patent, and will advise that University of any material developments with respect to such actions.

7.02.2.3 A single owning University shall copy Licensee on all patent applications and prosecution documents and will not seek to narrow substantially the scope of or irrevocably abandon a pending application or cease prosecution, maintenance or defense on an issued patent without giving Licensee adequate prior notice and an opportunity to comment. If a single owning University elects to abandon an application or cease prosecution or maintenance of a patent, the parties shall decide, in good faith, how to proceed in the light of the circumstances, taking into account any obligations the owning University may have under Federal law or University policy.

7.02.2.4 Licensee and its Sublicensees shall mark all Licensed Products or packaging with the appropriate patent number reference in compliance with the requirements of U.S. law 35 U.S.C. § 287.

7.03. Patent Applications for Inventions Owned Jointly by a University and Licensee or both Universities and Licensee or jointly by a University and another third party.

7.03.1. When both Universities and Licensee jointly own a particular invention or when one or both Universities are joint owners without Licensee, the Universities will select one University, in accordance with the IIA or other agreement, to represent both Universities in discussions with Licensee regarding the filing, prosecution, defense and maintenance of such patent applications and the final decision regarding the filing of any particular application or to pursue a course of action during prosecution of the application(s) will be reserved to Licensee provided Licensee shall fulfill the University’s duties under Section 7.02.1 – 7.02.4 with respect to all such applications.

7.03.2. When one University jointly owns a particular Licensed Invention with Licensee, Licensee and that University shall jointly consider the filing of any patent applications relating to the Field for the Licensed Invention.

7.03.3. When at least one inventor from one University and Licensee are named as co-inventors on a patent application in the Field, Licensee understands that all patent filings will be made jointly with that University and the final decision regarding the filing of any particular application or to pursue a course of action during prosecution of the application(s) will be reserved to Licensee provided Licensee shall fulfill the University’s duties under Section 7.02.1 – 7.02.4 with respect to all such applications.

7.04. Foreign Patent Applications. If one University owns a particular Licensed Invention in which Licensee wishes foreign patent applications to be filed, Licensee shall notify that University at least ninety (90) days prior to the expiration of the deadline for making such foreign filings in the countries where Licensee wishes that University to seek patent protection and that University shall file in those countries. Those countries shall be added to Exhibit A and the provisions of 7.02 shall apply. The provisions of Section 7.02.1-7.02.5 shall apply to foreign patent applications.

7.05. Patent Expenses

7.05.1. Licensee shall be solely responsible for the payment of all fees and costs, including attorneys’ fees and translation costs, related to the filing, prosecution, defense, and maintenance of all United States and foreign patent applications and patents (“Patent Expenses”), whether or not such Patent Expenses were incurred before or after the Effective Date.

7.05.2. As of the Effective Date, UMD has incurred [***] in Patent Expenses. Licensee shall issue full payment of that amount within thirty (30) days of its receipt of an invoice for that amount from UMD.

7.05.3. With respect to Patent Expenses incurred on or after the Effective Date, Licensee shall pay Patent Counsel directly within [***] of Licensee’s receipt of an invoice. Licensee shall copy UMD on all such payments when UMD is the sole owner of the invention underlying the patent application and Duke when Duke is the sole owner of the invention underlying the patent application.

7.05.4. If this Agreement is terminated prior to the expiration of all Patent Rights, Licensee shall pay for all Patent Expenses incurred as of the effective date of such termination, whether or not those expenses are invoiced after that effective date after termination, within [***] of receipt of an invoice.

7.05.5. Licensee shall issue a timely payment on any Patent Expense. Should Licensee not wish to continue prosecution, maintenance or defense of any patent or patent application included in Patent Rights, Licensee shall notify UMD or Duke, as the case may be, in writing [***] before any statutory bar or deadline and UMD or Duke shall have the right to control the prosecution, maintenance or defense of the application or patent in that country and to remove it from the list of Patent Rights on Exhibit A.

7.06. Licensee shall have the sole right, but not the obligation, to initiate and prosecute legal action for infringement by a third party of any claim arising under a United States or foreign patent within the definition of the term Patent Rights, at Licensee’s own cost and expense, for its own recovery. If Licensee believes a third party is infringing Licensed Products or Patent Rights and Licensee desires to initiate and prosecute a legal action for infringement against the third party, Licensee shall notify UMD or Duke, as the case may be. The applicable University agrees to cooperate with Licensee in the prosecution of such an action, at Licensee’s expense, in response to reasonable requests for assistance, including without limitation joining as a party to the action if necessary for Licensee to maintain standing to bring such suit. Licensee shall not settle or compromise any third party action for infringement in any manner that reduces the Patent Rights without the owning University’s prior written consent which shall not be unreasonably withheld, delayed or conditioned. In no event will any settlement or compromise include any finding or admission of law or violation of any rights of any person, affect any other claim that may be made against the Universities, or require payment of any monetary damages by the Universities. Any compromise or settlement shall unconditionally release the Universities from all future claims and liability with respect to the third party claims. Nothing herein shall prohibit the Universities and Licensee from jointly prosecuting a legal action for patent infringement by a third party under mutually agreeable terms.

8.00	EXPORT CONTROL

8.01. Licensee represents and warrants that it shall comply at all times with all applicable U.S. export control laws and regulations, including, but not limited to, the Arms Export Control Act, 22 U.S.C. §§ 2751-2794, and its implementing regulations, the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Part 120 et seq.; and the Export Administration Act, 50 U.S.C. App. §§ 2401-2420, and its implementing regulations, the Export Administration Regulations, 15 C.F.R. §§ 730-774 (collectively, “Export Control Laws”) that control the export of technologies, commodities, software and technical data to foreign countries and foreign persons wherever they are located. Licensee shall ensure that its affiliates, Sublicensees, and agents also comply with Export Control Laws.

8.02. The Universities make no representations or warranties regarding the export control status of Licensed Inventions.

9.00	DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY

9.01. EXCEPT AS SET FORTH IN SECTION 10, LICENSED INVENTIONS, OTHER LICENSED INVENTIONS AND PATENT RIGHTS ARE PROVIDED, “AS IS,” AS AVAILABLE, AND WITH ALL FAULTS. UNIVERSITIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, ORAL OR IN WRITING, IN FACT OR ARISING BY OPERATION OF LAW OR OTHERWISE, REGARDING LICENSED INVENTIONS, OTHER LICENSED INVENTIONS AND/OR PATENT RIGHTS, AND SPECIFICALLY DISCLAIM, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, OR ARISING OUT OF A PARTICULAR COURSE OF DEALING, REGARDING THE VALIDITY OR SCOPE OF PATENTS RIGHTS OR THAT THE EXPLOITATION OF LICENSED INVENTIONS, OTHER LICENSED INVENTIONS OR PATENT RIGHTS WILL BE SUCCESSFUL.

9.02. IN NO EVENT WILL THE UNIVERSITIES, THE STATE OF MARYLAND, LICENSEE OR ANY OF THEIR OFFICERS, EMPLOYEES OR AGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS OR ECONOMIC LOSS, RESULTING FROM EXERCISE OF THIS LICENSE OR MANUFACTURE, SALE, OR USE OF THE LICENSED INVENTIONS, OTHER LICENSED INVENTIONS, LICENSED PRODUCTS, OR PATENT RIGHTS, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.03. THE UNIVERSITIES ASSUME NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS AFFILIATES OR SUBLICENSEES OF LICENSED PRODUCTS.

10.00	REPRESENTATIONS AND WARRANTIES

10.01. Each party individually represents that it has proper authority to enter into this Agreement.

10.02. Licensee represents and warrants that prior to the First Commercial Sale of a Licensed Product, Licensee will obtain and will continue to maintain through the Term of this Agreement liability insurance coverage appropriate to the risk involved in developing, commercializing and marketing Patent Rights and Licensed Products. Such insurance will identify UMD and Duke as additional insureds. Licensee will provide evidence of such insurance to UMD upon its request.

10.03. Each University represents that, as of the Effective Date of this Agreement, to its actual knowledge and belief, it has not entered any contract, license or similar agreement with a third party that restricts, contradicts, interferes with or otherwise limits the grant of rights under this Agreement.

10.04. UMD and Duke each represents it has proper authority to enter into this Agreement and to grant the rights set forth herein and has all rights in the Patent Rights to grant the licenses under this Agreement; provided, however, that the foregoing is not intended to function as a representation of non-infringement.

11.00	INDEMNIFICATION, LIABILITY, AND INSURANCE

11.01. Licensee shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless the State of Maryland, UMD and their respective officers, employees and agents, and Duke, its governing board, officers, employees, faculty, students and agents (the “Indemnified Parties”) from and against all claims, proceedings, demands brought by a third party against the Indemnified Parties and any, expenses, including legal expenses and reasonable attorneys’ fees, and liabilities of any kind whatsoever awarded or incurred against the Indemnified Parties arising out of or resulting from the practice, production, manufacture, sale, use, lease, consumption or advertisement of Patent Rights, Licensed Inventions, Licensed Products or Other Licensed Inventions by Licensee, its Affiliates or Sublicensees. The University that receives notice of a third party claim against it shall (a) provide Licensee with prompt written notice of the claim, (b) reasonably cooperate with Licensee in the defense of such claim (at Licensee’s expense), and (c) give Licensee sole control over the defense of such claim, subject to a duty of meaningful prior consultation with the applicable University; provided, however, that no settlement or compromise of any third party claim shall admit liability or violation of any law; impose any obligation on any of the indemnitees, including the payment of monetary damages, without their prior written consent. Any compromise or settlement shall unconditionally release the Universities from all future claims and liability with respect to the third party claims. In addition, Universities may retain counsel to participate in the defense of any such claim at their expense.

The foregoing duty of indemnification by Licensee does not apply, and Licensee and any Affiliate shall have no obligation to indemnify, defend and/or hold the Indemnified Parties harmless as against any judgments, fees, expenses, or other costs arising from or incidental to a claim relating to the exercise of their respective rights by the Indemnified Parties under Section 2.04.

11.02. Insurance. Prior to the First Commercial Sale of a Licensed Product, Licensee must obtain and maintain in force at its sole cost and expense with licensed and reputable insurance companies general liability insurance and products liability insurance coverage in amounts reasonably sufficient to protect against liability under Article 11.01 above. UMD, on behalf of itself and Duke, has the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner. Licensee shall provide UMD with written evidence of such insurance upon request of UMD. Licensee shall provide UMD with written notice at least [***] before the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage before the expiration of such [***] period, Universities, upon mutual agreement, shall have the right to terminate this Agreement effective at the end of such [***] period without notice or any additional waiting periods.

12.00	TERM AND TERMINATION

12.01. The term of this Agreement shall begin on the date of last signature below and continue until the expiration of the last to expire patent included within Patent Rights, as may be modified from time to time, or if no patents issue then for a term equal to [***] from the Effective Date of the Agreement (“Term”).

12.02. Licensee may terminate this Agreement at any time by giving UMD at least ninety (90) days’ written and unambiguous notice of such termination along with a statement of the reasons for termination and payment of a termination fee of [***] to each University.

12.03. In the event that Licensee fails to meet any Milestone set forth in Section 3.04, UMD, upon mutual agreement of Duke, may terminate this Agreement by giving Licensee at least ninety (90) days’ written notice of such termination, unless Licensee meets such milestone within the ninety (90) day notice period. The termination of this Agreement under this Section shall in no way be understood to provide Licensee the right to receive a refund of the equity securities provided as consideration under Section 4.00 or relieve Licensee of its obligation to provide such equity securities to UMD or Duke as provided in the Equity Agreement.

12.04. Notwithstanding Section 12.03, Licensee may buy up to [***] year extensions of any milestone for the payment of [***] per extension. Upon purchase of a [***] year extension of a milestone, all subsequent milestones will be extended by an equal [***] year period. If a delay in achieving a milestone is caused by regulatory, technical or intellectual property issues outside of the reasonable control of the Licensee and not a failure to act by Licensee, then UMD agrees to negotiate in good faith on behalf of itself and Duke with Licensee a reasonable extension of the achievement date for a milestone without requiring payment.

12.05. If Licensee at any time materially defaults in the timely payment of any monies due UMD or Duke or the timely submission to UMD of any required report or information, and Licensee fails to remedy any such breach or default within ninety (90) days after receipt of written notice thereof by UMD or Duke, the Universities, upon mutual agreement, may, at their option, terminate this Agreement immediately by giving notice of termination to Licensee.

12.06. If Licensee files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed or stayed within sixty (60) day, UMD may, at its option and with the agreement of Duke, terminate this Agreement immediately by giving written notice of termination to Licensee.

12.07. Any party may terminate this Agreement for fraud by Licensee related to this Agreement upon written notice to the other party. Termination for such reason shall become effective upon receipt of such written notice by the other party.

12.08. Upon the termination of this Agreement, Licensee and its Affiliates and Sublicensees shall remain obligated to provide an accounting for and to pay any expenses incurred up to the effective date of the termination. Licensee and its Affiliates and Sublicensees shall also remain obligated to pay all other amounts owed under this Agreement to UMD and Duke prior to termination. Such accountings and payments shall be due within thirty (30) days of termination.

12.09. Termination of this Agreement by any party for any reason shall not affect and shall be without prejudice to the rights and obligations of the parties that have accrued prior to the effective date of said termination and any rights and licenses to the Know-How shall survive termination or expiration of this Agreement.

12.10. If applicable, within thirty (30) days of the effective date of termination of this Agreement, Licensee shall notify UMD, in writing, of the quantity of Licensed Products Licensee possesses as of the effective date of termination. Licensee shall have the right and license to sell that quantity of Licensed Product after the termination of this Agreement.

13.00	GENERAL

13.01. Notices. Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given upon receipt when delivered (a) in person, (b) by facsimile with documentation of transmission, (c) delivery by a professional courier service or (d) certified or registered mail return receipt requested and addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt. Until otherwise notified in writing, all notices given or made to the parties shall be addressed as follows:

UMD Office of Technology Commercialization University of Maryland 2130 Mitchell Building 7999 Regents Drive College Park, MD 20742 Attn: Executive Director	LICENSEE ionQ, Inc. 10206 Brightsone Place Ellicott City, MD 21042 Attn: CEO

Duke Office of Licensing and Ventures Duke University 2812 Erwin Road, Suite 306 Durham, NC 27705 Attention: Agreement Manager

Any notice sent to Licensee that is returned as unclaimed or refused shall be deemed to have been effective as of the date of return or refusal.

13.02. Neither Licensee nor its Affiliates or Sublicensees shall use Universities’ names or the name of any University inventor of Licensed Inventions governed by this Agreement in sales promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used.

13.03. This Agreement shall be binding upon and inure to the benefit of the parties, hereto, and their respective successors and assigns. This license is nonassignable without the prior written approval of UMD, except to the successor all of Licensee’s business or of that part of Licensee’s business to which the Licensed Inventions pertains.

13.04. In the event any portion of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court, considering the same, shall have the power and is hereby authorized and directed to limit such provision so it is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event any provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable the remaining provisions of this Agreement.

13.05. This Agreement may be modified only by mutual written agreement of the parties hereto.

13.06. The captions and section numbers used in this Agreement are inserted only as a matter of convenience and do not define, limit, explain or modify the scope or intent of such sections or otherwise affect this Agreement. Words denoting a singular number include the plural and vice versa.

13.07. The waiver by any party of a single breach or default, or a succession of breaches or defaults, shall not deprive such party of any right to terminate this Agreement in the event of any subsequent breach or default.

13.08. Any term, provision or condition required for the interpretation of this Agreement or which is necessary for the full observation and performance by any party hereto of all rights and obligations arising prior to the date of termination shall survive such termination.

13.09. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland excluding its conflicts of laws rules and the inventorship and ownership of any inventions, patents, products, software and other intellectual property rights relating to the subject matters of this Agreement which shall be governed by and construed and enforced in accordance with the laws of the United States of America. Licensee and Duke consent to the exclusive jurisdiction and venue of the United States District Court for the District of Maryland or, if federal jurisdiction is lacking, the Circuit Court of the State of Maryland. Licensee and Duke hereby waive their right to assert that either forum lacks personal jurisdiction over Licensee or is an inconvenient forum for resolving the underlying dispute.

13.10. This Agreement constitutes the entire and only agreement between the parties the subject matter hereof and all other prior negotiations, representations, agreements and understandings are superseded hereby.

13.11. This Agreement may be executed in counterparts, all of which when taken together shall constitute a single Agreement. The parties agree to accept electronic delivery of manually executed counterparts.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this agreement.

UNIVERSITY OF MARYLAND

By:	/s/ Patrick O’Shea
Name:	Patrick O’Shea, Ph.D.
Title:	Vice President and Chief Research Officer
Vice President of Research

Date: July 19, 2016

IONQ, INC.		DUKE UNIVERSITY

By:	/s/ Jungsang Kim	By:	/s/ Robin L. Rasor
Name:	Jungsang Kim	Name:	Robin L. Rasor, MS, CLP
Title:	CEO	Title:	Director, Office of Licensing and Ventures

Date: July 19, 2016		Date: July 18, 2016

Exhibit A

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A-1

Exhibit B

[***]

B-1